EXHIBIT 10.1

AMENDMENT TO SECURED PROMISSORY NOTE

THIS AMENDMENT TO SECURED PROMISSORY NOTE (the “Amendment”) is executed as of this 16th day of December, 2013 (the “Effective Date”) by and between PEDEVCO CORP., a Texas corporation (“Company”), and the undersigned holder (“Holder”).  Capitalized terms used below and otherwise not defined herein shall have the meanings given to them in the Note and Warrant (each, as defined below).

W I T N E S S E T H

WHEREAS, on March 22, 2013, the Company issued a secured promissory note to the Holder (the “Note”), with a maturity date of December 31, 2013 (the “Maturity Date”), pursuant to that certain Note and Warrant Purchase Agreement, dated March 22, 2013, entered into by and among the Company, the Holder, and certain other parties thereto (the “Purchase Agreement”);

WHEREAS, on March 22, 2013 and pursuant to the Purchase Agreement, the Company issued a warrant to the Holder exercisable for shares of Company common stock at $5.25 per share (as adjusted to reflect the Company’s one-for-three reverse split that was effected on April 23, 2013) (the “Exercise Price”), expiring on March 22, 2017 (the “Original Warrant”); and

WHEREAS, the Company and the Holder desire to extend the Maturity Date of the Note with respect to [50%][100%] of the original principal amount due and outstanding thereunder (the “Deferred Principal Amount”) to July 31, 2014 (the “New Maturity Date”), and make certain other changes, and, in consideration thereof, to provide that:

(i)	the Company shall pay to the Holder all interest accrued under the Note through the Effective Date on January 8, 2014 (the “Payment Date”);

(ii)	the Company shall pay to the Holder the PIK cash amount equal to 10% of the original principal amount of the Note on the Payment Date;

(iii)	interest on the Deferred Principal Amount of the Note from the Payment Date through the New Maturity Date shall accrue at 12% per annum;

(iv)
in addition to the Interest accrued under the Note from the Payment Date through the New Maturity Date with respect to the Deferred Principal Amount, upon the New Maturity Date, the Company shall pay to the Holder an additional payment-in-kind (“Additional PIK”) cash amount equal to 10% of the Deferred Principal Amount of the Note;

(v)
an additional 4-year cashless warrant (a “New Warrant”) shall be issued to the Holder by the Company exercisable for [double (2x)][triple (3x)] the number of shares issuable under the Original Warrant (as adjusted to reflect the 1-for-3 reverse stock split effected by the Company on April 23, 2013 (the “Stock Split”)), with an “Exercise Price” equal to the closing sales price for the Company’s common stock (or the closing bid, if no sales were reported) as quoted on the NYSE MKT exchange or system on the Effective Date, as reported in The Wall Street Journal or such other source as the Company deems reliable; and

(vi)	the Holder shall agree to subordinate the Note to certain qualified senior indebtedness, provided that the aggregate principal amount of such indebtedness must be at least US$5,000,000.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.           [Partial Repayment of Note Principal.  On the Payment Date, the Company shall repay to the Holder 50% of the outstanding unpaid principal amount of the Note.  Effective upon the receipt of the partial principal repayment by the Holder on the Payment Date, the “principal amount” of the Note shall be automatically amended to equal the Deferred Principal Amount.]

2.           Amendment to Section 3.1(a) of the Note.  Section 3.1(a) of the Note shall be amended and restated in its entirety to read as follows:

“(a)           Interest.  Simple interest on the principal under this Note outstanding from time to time (“Interest”) shall accrue at the fixed rate equal to 10% per annum through the effective date of the first amendment of this Note (the “Amendment Effective Date”), and thereafter Interest on the outstanding unpaid principal amount shall accrue at the fixed rate equal to 12% per annum through the New Maturity Date (as defined below).  Interest accrued through the Amendment Effective Date shall be due and payable on January 8, 2014 (the “Payment Date”), and interest accrued from the Amendment Effective Date through the New Maturity Date shall be due and payable on the New Maturity Date.”

3.           Amendment to Section 3.1(b) of the Note.  Section 3.1(b) of the Note shall be amended and restated in its entirety to read as follows:

“(b)           Payment-In-Kind.  In addition to the accrual of Interest provided in Section 3.1(a) above, on or before the Payment Date, the Borrower shall pay to the Holder a payment-in-kind (“PIK”) cash amount equal to 10% of the original principal amount of this Note.  In addition, on the New Maturity Date (as defined below), in addition to the accrual of Interest provided in Section 3.1(a) above, the Borrower shall pay to the Holder an additional payment-in-kind (“Additional PIK”) cash amount equal to 10% of the “Deferred Principal Amount” due under the Note, which shall equal the principal amount due and outstanding under the Note after the partial principal repayment by the Borrower to the Holder on or about the Payment Date.”

4.           Amendment to Section 3.1(c) of the Note.  Section 3.1(c) of the Note shall be amended and restated in its entirety to read as follows:

“(c)           Principal.  To the extent not repaid prior to such date as provided or permitted herein, the principal amount of this Note shall be due and payable within ten (10) Business Days of July 31, 2014, the “New Maturity Date”).  If the principal is not paid when due hereunder, whether by reason of acceleration or on the New Maturity Date, interest on such unpaid principal shall accrue from its due date until paid at the rate of 18% per annum.  If upon the Maturity Date the amount available for distribution to each holder of Notes that are also due as of the Maturity Date is less than the amount that such holder is entitled to pursuant to such holder’s Note, then each holder shall receive its pro rata share pursuant to such holder’s outstanding principal amount and accrued but unpaid interest.

5.           Amendment of Note to Include New Section 2.8.  The Note shall be amended to include the following provision as new Section 2.8 thereto:

“2.8           Subordination. Notwithstanding anything to the contrary herein, the Borrower agrees, and the Holder by its acceptance hereof likewise agrees, that the Note shall be subordinated by the Holder to Qualified Senior Indebtedness (as defined below).  The Holder agrees to enter into a subordination agreement for Qualified Senior Indebtedness according to standard industry terms and conditions as requested by the lender.  For purposes of this Note, “Qualified Senior Indebtedness” means all indebtedness of the Borrower for money borrowed from any bank or other non-affiliated financial institution or investment group (including any indebtedness to any assignees thereof) whether now existing or hereafter arising, including, without limitation, all principal and interest (including such interest as may accrue after the initiation of bankruptcy proceedings), and all premiums, fees and expenses owing by the Borrower to any such parties in respect of such indebtedness, provided that the aggregate principal amount of such indebtedness must be at least $5,000,000 to qualify as “Qualified Senior Indebtedness” (excluding amounts borrowed from the Holder or its affiliates, and any amounts borrowed from MIE Jurassic Holding Corporation).”

6.           Issuance of New Warrant.  Upon the Effective Date, and subject to additional listing approval by the NYSE MKT, the Company shall issue to the Holder a New Warrant in substantially the form attached hereto as Exhibit A, exercisable for a number of shares of common stock of the Company equal to [double (2x)][triple (3x)] the number of shares issuable under the Original Warrant (as adjusted to reflect the Stock Split), with an “Exercise Price” equal to the closing sales price for the Company’s common stock (or the closing bid, if no sales were reported) as quoted on the NYSE MKT exchange or system on the Effective Date, as reported in The Wall Street Journal or such other source as the Company deems reliable.

7.           Representations and Warranties.

a.           The Company has the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof.  The execution, delivery and performance of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of the Company, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by the Company, this Amendment shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

8.           With respect to the issuance of the New Warrant and underlying Warrant Stock, the Holder reissues and certifies the representations and warranties made by the Holder to the Company in Section 4 of the Purchase Agreement, including, but not limited to, Section 4.1 (“Business and Financial Experience”), Section 4.2 (“Investment Intent; Blue Sky”), Section 4.7 (“Purchaser Due Diligence”), and Section 4.8 (“Accredited Investor”).

9.           Limited Effect.  Except as amended hereby, the Note shall remain in full force and effect, and the valid and binding obligation of the parties thereto.  Upon the effectiveness of this Agreement, each reference in the Note to “Note,” “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Note as amended and modified hereby.  Effective upon the Effective Date, the Note shall automatically represent and evidence the Deferred Principal Amount and it shall not be necessary for the Company to provide the Holder a replacement or amended Note evidencing such Deferred Principal Amount.

10.           Effective Time.  This Amendment shall be deemed effective from and after due execution and delivery by each party hereto.

11.           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies of and under this Amendment.

12.           Further Assurances.  The parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

13.           Counterparts.  This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, have caused this Amendment to Secured Promissory Note to be duly executed and delivered as of the date first written above.

PEDEVCO CORP.

By:          _____________________________
Frank C. Ingriselli
President and Chief Executive Officer

HOLDER:

________________________________

By:

Name:

Title:

Exhibit A

PEDEVCO CORP.
WARRANT
FOR THE PURCHASE OF
COMMON STOCK